Exhibit 10.55

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

LICENSE AGREEMENT

This License Agreement (“Agreement”) is made effective upon the date this Agreement is signed by both parties (the “Effective Date”), by and between Proteomedix AG, a Swiss company having a place of business at Wagistrasse 23, 8952 Schlieren, Switzerland (“Proteomedix”), and Laboratory Corporation of America Holdings, a Delaware corporation, have a place of business at 531 South Spring Street, Burlington, NC 27215 (“Labcorp”).

WHEREAS, Proteomedix owns the rights to certain intellectual property that may be useful in the U.S. in the field of prostate cancer, including without limitation rights associated with Proteomedix’s Proclarix® test (“Proclarix”) which has been shown to be useful in connection with the diagnosis of prostate cancer in men with uncertain results (e.g., PSA, DRE negative, enlarged prostate);

WHEREAS, Labcorp is a leading global life sciences company engaged in the business of providing laboratory testing and that operates one of the largest clinical laboratory networks in the world; and

WHEREAS, the purpose of this Agreement is to set forth the terms by which Proteomedix will license certain intellectual property to Labcorp and its Affiliates for use to commercialize laboratory testing services and/or products (such as Kits).

NOW, THEREFORE, in consideration of the mutual covenants exchanged herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Proteomedix and Labcorp hereby agree to be legally bound as follows:

1. Definitions. For purposes of this Agreement, the terms below shall have the meanings set forth below.

“Affiliate” means, with respect to a party to this Agreement, any corporation or other Entity which controls, is controlled by, or is under common control with a party. For purposes of this definition, “control” means direct or indirect ownership of at least fifty percent (50%) of the shares of the subject corporation entitled to vote in the election of directors (or, in the case of an Entity that is not a corporation, for the election of the corresponding managing authority).

“Agreement” shall have the meaning set forth in the Preamble.

“Applicable LDT” shall have the meaning set forth in Section 6.

“Bankruptcy Code” shall have the meaning set forth in Section 16 of this Agreement.

“Bankruptcy Rejection” shall have the meaning set forth in Section 16 of this Agreement.

“Clinical Studies” shall have the meaning set forth in Section 5.1.

“Confidential Information” means any confidential or proprietary information of the Disclosing Party, provided, however, that Confidential Information does not include information that (i) is in the possession of the Receiving Party at the time of disclosure by the Disclosing Party as shown by the Receiving Party’s files and records immediately prior to the time of disclosure; (ii) prior to or after the time of disclosure by the Disclosing Party becomes part of the public knowledge or literature, other than as a result of any inaction or action of the Receiving Party; (iii) is received by the Receiving Party from a third party who is not subject to an obligation of confidentiality to the Disclosing Party; or (iv) is independently developed by the Receiving Party, which the Receiving Party can prove by clear and convincing evidence. Without limiting the foregoing and for purposes of clarification, Proteomedix acknowledges that any Net Sales and other information disclosed to Proteomedix by Labcorp in connection with Section 3 of this Agreement shall be considered Confidential Information of Labcorp, as well as the results of Clinical Studies shared with Proteomedix pursuant to Section 5.2.

“Disclosing Party” shall have the meaning set forth in Section 9.1.

“Effective Date” shall have the meaning set forth in the Preamble.

“Entity” means a person, corporation, partnership, association, limited liability company, unincorporated organization, firm, or other entity.

“ETH” shall have the meaning set forth in the definition of Licensed IP.

“ETH/KSSG In-License” shall have the meaning set forth in the definition of Licensed IP.

“Field” means the field of (i) identification, screening, staging, predisposition, diagnosis, prognosis, monitoring, prevention or treatment selection with respect to prostate cancer in the Territory, and (ii) research and development relating to the foregoing, including without limitation testing performed in connection with clinical trials in the Territory.

“Initial Clinical Study” shall have the meaning set forth in Section 5.1.

“Kit” means an in vitro diagnostic product that requires regulatory approval and is sold in a kit form for the purpose of allowing third parties to perform a test.

“KSSG” shall have the meaning set forth in the definition of Licensed IP.

“Intellectual Property” means any (i) inventions (whether or not patentable), know-how, works of authorship, technology, techniques, processes, methods, developments, ideas, concepts, discoveries, biomarkers, designs, algorithms, models, formulations, improvements, protocols, data and proprietary information; and (ii) patents, copyrights, trademarks, service marks, trade secret, trade dress, or other intellectual property rights associated with the foregoing, including without limitation any applications (whether provisional, PCT or otherwise), divisionals, continuations, continuations-in-part, reissues, substitutions, re-examinations, renewals, re-registrations, refilings, extensions and modifications relating to any of the foregoing.

“Labcorp” shall have the meaning set forth in the Preamble.

“Labcorp Indemnitees” shall have the meaning set forth in Section 10.

“Label License” means a license under the Licensed IP that is conveyed in connection with the sale of a Licensed Product (or a product intended for use in combination with other products to collectively form a Licensed Product) by Labcorp or its Affiliate, to the purchaser (or ultimate end-user), permitting the purchaser (or ultimate end-user) to use such Licensed Product in the Field to perform and sell a process, method, test, or service.

“LDT” means a laboratory developed test.

“Licensed IP” means the rights in the Territory to the following:

a. the patents described on Exhibit A attached hereto; all divisionals, continuations and continuations-in-part of, and other applications claiming priority to any of the foregoing or from which any of the foregoing claim priority; and all worldwide patents, utility models and registrations issuing from any of the foregoing, including substitutions, reissues, re- examinations, extensions, registrations, patent term extensions, supplemental protection certificates and renewals of any of the foregoing;

b. the rights owned by ETH Zurich (“ETH”) and Kantonsspital St. Gallen (“KSSG”) which have been licensed to Proteomedix under the Licensing Agreement between Proteomedix and ETH dated December 12, 2011, as amended by an Amendment 2 (which replaced Amendment 1) effective as of December 31, 2015 (the “ETH/KSSG In-License”);

c. any and all software, algorithms, parameters (e.g., [***]), know-how (e.g., [***]), data, trade secrets, and proprietary information owned or controlled by Proteomedix that are useful in the Field;

d. any and all trademarks or service marks owned or controlled by Proteomedix that are intended for use or potential use in the Field, including without limitation any listed on Exhibit A attached hereto;

e. any and all improvements, updates, derivative works, enhancements, and modifications to the foregoing that are useful in the Field; and

f. [***].

“Licensed Patents” means the patents and patent applications included within the Licensed IP, including without limitation those described on Exhibit A attached hereto.

“Licensed Products” means any tangible products (such as Kits) sold by Labcorp and its Affiliates in the Field that, without the license granted in this Agreement, would in the course of being manufactured or sold, infringe a Valid Claim of a patent contained in the Licensed Patents in the Territory in which such product is manufactured or sold.

“Licensed Services” means any process, method, testing service, or other service sold by Labcorp and its Affiliates in the Field that, without the license granted in this Agreement, would in the course of being performed or sold, infringe a Valid Claim of a patent contained in the Licensed Patents in the Territory in which such process, method, testing service, or other service is performed or sold.

“Net Sales” means (a) the itemized fee-for-service amounts earned by Labcorp and its Affiliates from third parties for any Licensed Services sold by Labcorp and its Affiliates, and (b) the purchase price earned by Labcorp and its Affiliates from third parties for any Licensed Products sold by Labcorp and its Affiliates (in each case, taking into account discounts, rebates and contractual allowances that do not exceed the original amount received), less outbound transportation expenses and insurance premiums, duties and sales and use taxes and bad debt as recorded by Labcorp (up to maximum of [***]) as to its revenues during the applicable period. The bad debt deduction referenced in the prior sentence is the charge, on a percentage of revenue basis, which Labcorp recognizes in the given period to maintain the allowance for doubtful accounts at an appropriate level, to estimate the extent to which collection of accounts receivable will not be possible from customers. Proteomedix understands and acknowledges that Labcorp does not monitor or charge bad debt expense on an individual test basis. The Net Sales with respect to the Licensed Services and Licensed Products that are subject to a royalty when sold in combination with other tests, products or services which are not subject to the royalty provisions of this Agreement (collectively, “Non-Royalty-Bearing Items”), shall be that amount determined by multiplying the Net Sales covering both the Licensed Service (or Licensed Product, as applicable) and Non-Royalty Bearing Items by an appropriate combination fraction. The combination fraction shall be a fraction, the numerator of which is the list price of the Licensed Service (or Licensed Product, as applicable), and the denominator of which is the aggregate of the list price for both the Licensed Service (or Licensed Product, as applicable) and Non-Royalty Bearing Items.

“Non-Royalty-Bearing Items” shall have the meaning set forth in the definition of Net Sales.

“Proclarix” shall have the meaning set forth in the Preamble.

“Proteomedix” shall have the meaning set forth in the Preamble.

“Receiving Party” shall have the meaning set forth in Section 9.1.

“Side Letter” means the side letter between the parties dated March 8, 2023.

“Study Costs” shall have the meaning set forth in Section 5.1.

“Subsequent Clinical Studies” shall have the meaning set forth in Section 5.1.

“Term” means the period beginning on the Effective Date and ending upon termination or expiration of this Agreement.

“Territory” means the United States of America, and its territories and possessions.

“Third Party Payment” shall have the meaning set forth in Section 3.4.a.

“USPTO” means the U.S. Patent and Trademark Office.

“Valid Claim” means (i) a claim in a patent that has been issued and that has not expired, lapsed or been disclaimed, or that has not been declared invalid by a final order (for which all appeal periods have passed and with respect to which there is no pending appeal) of a court of competent jurisdiction or the United States Patent and Trademark Office, or (ii) a claim in an examined patent application as long as (a) that application has not been canceled, withdrawn, abandoned or declared invalid and (b) that claim has not been pending in substantially similar form without being granted for more than four (4) years after the actual filing date of the application; in each case in the Territory.

2. License to Licensed IP.

2.1 Grant and Scope of License. Proteomedix hereby grants to Labcorp and each of its Affiliates the right and license to use and otherwise exploit the Licensed IP to (i) develop, perform, market, offer for sale, sell and otherwise commercialize services (including without limitation LDTs) in the Field in the Territory, and (ii) develop, make, have made, import, market, offer for sale, sell and otherwise commercialize products (including without limitation Kits) in the Field in the Territory. For purposes of clarification, under this license, Labcorp may accept samples which originate outside of the Territory, and report its results outside of the Territory, provided that the Licensed Services are performed within the Territory.

2.2 No Sublicenses. Labcorp and its Affiliates do not have the right to grant sublicenses under the license granted in Section 2.1, except for Label Licenses. Labcorp also has the right to subcontract with third parties to manufacture the Licensed Products (such as Kits) for Labcorp.

2.3 No Obligation to Commercialize Licensed Products. Although the scope of Labcorp’s license includes the right to develop, make, market, and sell Licensed Products, Proteomedix acknowledges that Labcorp has no obligation to seek regulatory approval for, or develop, make, market, or sell any Licensed Products. Proteomedix acknowledges that Labcorp may elect to use the Licensed IP solely to perform and sell laboratory testing services (such as LDTs performed by Labcorp and its Affiliates), and not sell or distribute any Kits.

2.4 Provision of Licensed IP. Promptly following the Effective Date, Proteomedix agrees to provide Labcorp with all existing Licensed IP. In addition, Proteomedix will promptly notify Labcorp in writing of any additional Licensed IP which may arise during the Term, including without limitation any improvements, updates, enhancements, and modifications to the Licensed IP.

2.5 Exclusivity. The license granted under Section 2.1 shall be exclusive to Labcorp and its Affiliates in the Territory and the Field during the Term, except for the rights reserved by ETH and KSSG in the ETH/KSSG In-License to use the rights licensed under the ETH/KSSG In-License for non-commercial purposes. Accordingly, Proteomedix agrees that it shall not license or otherwise transfer the Licensed IP to any Entities other than Labcorp and its Affiliates in the Territory in the Field during the Term. Proteomedix acknowledges that it is not reserving any license or rights to use or otherwise exploit the Licensed IP in the Territory in the Field during the Term in any manner or for any purpose. In the event the territorial exclusivity or period of exclusivity of the license granted hereunder is limited by action, laws or regulations of any government, the license granted shall not terminate, but shall remain exclusive to the extent permitted by such government action and shall become non-exclusive to the extent necessary to conform with applicable laws and regulations.

2.6 Proteomedix’s In-License Agreements. Some of the Licensed IP is owned by third parties and licensed to Proteomedix as set forth in the ETH/KSSG In-License, and therefore, the license granted to Labcorp to this Licensed IP constitutes a sublicense under such agreements. Proteomedix represents and warrants to Labcorp that it is permitted to grant such sublicenses to Labcorp. Proteomedix represents that it has provided a current, accurate and complete copy of the ETH/KSSG In-License to Labcorp. Proteomedix agrees to duly and punctually perform all of its obligations under the ETH/KSSG In-License (including without limitation paying all license fees, annual minimum payments, royalties, and other fees may be due, including based on Labcorp’s sales, and meeting all diligence efforts and obligations under the ETH/KSSG In-License to avoid termination, loss of exclusivity, or a claim of breach) during the Term. In addition, during the Term, Proteomedix agrees not to terminate the ETH/KSSG In-License or amend such licenses in a manner that reduces Proteomedix’s rights under the ETH/KSSG In-License or otherwise have an adverse effect on Labcorp or Labcorp’s rights under this Agreement.

3. Payments.

3.1 License Fee. Labcorp will pay Proteomedix a license fee in the amount of [***] within thirty (30) days of the Effective Date of this Agreement.

3.2 Royalty. Labcorp will pay Proteomedix a running royalty of [***] of Net Sales.

3.3 Milestone Fees. Labcorp will pay Proteomedix the following milestone fees within thirty (30) days of the first occurrence of each such milestone:

a. Labcorp will pay Proteomedix [***] after Labcorp’s first sale of an LDT that is covered by a Valid Claim of a Licensed Patent and is intended for use for diagnostic purposes. For purposes of clarification, this milestone would not be triggered by the sale of testing services performed solely in connection with a clinical trial or Clinical Study.

b. Labcorp will pay Proteomedix [***] after Labcorp achieves [***] in cumulative Net Sales under this Agreement.

c. Labcorp will pay Proteomedix [***] after Labcorp achieves [***] in cumulative Net Sales under this Agreement.

For purposes of clarification, each milestone fee described above is only payable one time.

3.4 Royalty and Milestone Reductions.

a. Royalty Stacking. If Labcorp or any of its Affiliates are required to pay any third party a royalty, payment, or other liability (a “Third Party Payment”) necessary for the performance or sale of services or the manufacture or sale of products that utilize the Licensed IP, then such Third Party Payment may be deducted from the royalties due to Proteomedix under this Agreement; provided, however, that deductions to royalties under this clause shall not exceed a maximum deduction of [***] of the royalties otherwise due.

b. Study Costs. Labcorp may deduct Study Costs from royalties and milestone fees owed to the extent permitted under Section 5.2.

c. No Duplicate Royalties. In no event shall a single Licensed Product require payment of more than one royalty.

3.5 Reporting and Payment of Royalties. Within forty-five (45) days following the end of each calendar quarter during the Term, Labcorp will notify Proteomedix in writing of the total Net Sales of Labcorp and its Affiliates during the prior calendar quarter, and Labcorp shall pay Proteomedix the royalty payable for such calendar quarter under Section 3.2 (as reduced by Section 3.4, if applicable). The notice will include, at a minimum, the following information for the calendar quarter listed by Licensed Services or Licensed Product: (a) Net Sales; and (b) the total amount of the applicable Study Costs deducted from the royalty and milestone fees due for the applicable quarter. Upon thirty (30) days prior written notice from Proteomedix, no more than once per calendar year, Proteomedix shall have the right, at Proteomedix’s sole cost and expense, to engage an independent certified public accounting firm reasonably acceptable to Labcorp and pursuant to the terms and conditions of a customary confidentiality and non-disclosure agreement reasonably acceptable to Labcorp, to audit Labcorp’s existing and relevant records solely to the extent necessary in order to verify the the accuracy of payments made under this Agreement. Labcorp shall reasonably cooperate with such audit. Any such audit shall be conducted in a manner that does not disrupt Labcorp’s business operations. Labcorp shall have the right to redact client names, client confidential information, and client-specific information from its records that are made available under this Section 3.5. In any event, any such information provided by Labcorp will be Confidential Information of Labcorp. Books of account and supporting records shall be retained for a commercially reasonable period of time in accordance with Labcorp’s customary record retention processes following the calendar quarter to which they pertain. In the event that any audit performed under this Section reveals an underpayment in excess of [***] for any twelve (12) month period, Labcorp and its Affiliates shall bear the reasonable costs of such audit. Labcorp shall remit any undisputed amounts due to Proteomedix as revealed by such audit within thirty (30) days of receiving notice thereof from Proteomedix. Labcorp shall use good faith efforts to cooperate in a prompt and diligent manner with any audit under this Section 3.5 and assist in any actions reasonably requested by Proteomedix related thereto.

3.6 Currency. All payments due under this Agreement are specified in, and shall be made in, the legal currency of the United States of America.

3.7 No Other Payments. Except as expressly specified in this Section 3, no other payments shall be due from Labcorp or its Affiliates in exchange for the rights granted or obligations assumed under this Agreement.

4. Term; Termination.

4.1 Term. This Agreement shall become effective on the Effective Date. Unless sooner terminated as expressly permitted under this Agreement, this Agreement shall continue in effect until the date of expiration or termination of the last to expire (or otherwise terminate) of the Licensed Patents and patent applications included within the Licensed IP, which patent includes at least one Valid Claim.

4.2 Termination. In addition to the rights of termination provided elsewhere in this Agreement, and without limiting any other rights or remedies available to a party, the Term of this Agreement may be terminated:

a. By Labcorp at will, with or without cause, at any time for any reason during the Term upon not less than [***] days’ notice in writing delivered to Proteomedix;

b. By either party because of any material breach of the other party of this Agreement upon thirty (30) days prior written notice; provided, however, that if such breaching party shall within the foregoing thirty (30) day period cure such breach, then such notice of termination shall be of no effect; or

c. By Proteomedix if Labcorp fails to make any undisputed payment due hereunder upon sixty (60) days prior written notice; provided, however, that if Labcorp shall within the foregoing sixty (60) day period cure such failure to make an undisputed payment, then such notice of termination shall be of no effect.

4.3 Effect of Termination. The provisions of Sections 1, 4.3, 8, 9, 13, 14, 15 and 16 of this Agreement shall survive termination or expiration of this Agreement for any reason. Upon termination or expiration of this Agreement, each party shall cease use of the other party’s Confidential Information, and each party shall return to the other party all of such other party’s Confidential Information (including all copies, notes, summaries or other documentation incorporating Confidential Information), materials and property; provided, however, that each party may retain one copy of any such information and materials in such party’s Law Department for archive purposes, and each party shall not be required to destroy or delete copies that have become embedded in its electronic storage systems through routine backup processes. Except as otherwise provided herein, any termination by Labcorp above shall not relieve either party of any obligation or liability accrued under this Agreement prior to such termination. Notwithstanding the termination of this Agreement for any reason, Labcorp and its Affiliates and shall be permitted, for nine (9) months following such termination, to distribute, sell and otherwise provide any Licensed Products in their inventory or which they had already obligated themselves to provide as of the date of termination (subject to payment of royalties under Section 3.2). For the avoidance of doubt, nothing herein shall prohibit Labcorp from selling products or services which are no longer within the scope of a Valid Claim of an issued patent.

5. Clinical Utility Studies.

5.1 Clinical Studies. Part 2 of the preliminary study described on Exhibit B will be considered a clinical study that Labcorp shall use commercially reasonable efforts to complete (the “Initial Clinical Study”) and any costs associated therewith will be considered Study Costs for purposes of this Agreement. After the completion of the Initial Clinical Study, from time to time during the Term, Labcorp (or a third party vendor selected by Labcorp) may desire to conduct an additional clinical utility study or other clinical study (each a “Subsequent Clinical Study”) to further develop and analyze the Licensed IP. Labcorp will select the third party vendor, if applicable, and determine the terms and scope of the Initial Clinical Study and each Subsequent Clinical Study. Labcorp will pay all costs, fees and expenses incurred in connection with the Initial Clinical Study and each Subsequent Clinical Study, including without limitation, any labor, materials and operational costs incurred by Labcorp to perform the study and any fees paid to a third party vendor (collectively, the “Study Costs”). For purposes of clarification, except for Labcorp’s use of commercially reasonable efforts to complete the Initial Clinical Study, Labcorp is under no obligation to conduct Subsequent Clinical Studies but may do so in its discretion. Labcorp will provide Proteomedix with documentation for the Initial Clinical Study and Subsequent Clinical Stud(ies) to support the costs, fees and expenses incurred by Labcorp in connection with each Clinical Study. For purposes of this Agreement, the “Clinical Studies” means the Initial Clinical Study and any Subsequent Clinical Study, collectively.

5.2 Study Costs. [***].

6. Diligence. Labcorp agrees to use good faith efforts to successfully complete analytical and clinical validation of an LDT that utilizes the Licensed IP (“Applicable LDT”) for potential use in the Field (which Labcorp currently contemplates will include performance of the preliminary study described in Exhibit B attached hereto) within twelve (12) months from the Effective Date of this Agreement. Proteomedix agrees to support Labcorp in evaluating and utilizing the Licensed IP during the Term, including providing assistance in analyzing and interpreting relevant data.

7. Intellectual Property Protection.

7.1 Issuance and Maintenance of Patents. During the Term, Proteomedix agrees that it shall use commercially reasonable efforts to prosecute all patent applications within the Licensed Patents in the Territory and use commercially reasonable efforts to obtain valid, issued patents based on such applications. In addition, during the Term of this Agreement, Proteomedix shall submit all filings, make all payments, and take all other commercially reasonable actions necessary to maintain all patents within the Licensed Patents as valid, in force and in good standing for the longest possible duration with the USPTO at its own expense to prosecute and/or to avoid premature expiration or termination of its patents. Proteomedix agrees to promptly provide Labcorp with copies of all letters and documents sent to or received from the USPTO with respect to the patents included within the Licensed Patents.

7.2 Enforcement of Rights. During the Term of this Agreement, Proteomedix agrees that it shall, at its own expense, use commercially reasonable efforts to enforce its rights with respect to any infringement in the Field in the Territory by a third party of any of the Licensed IP. Without limiting the foregoing, during the Term, in the event Proteomedix is unsuccessful in persuading an alleged infringer in the Field in the Territory to desist and fails to have initiated and diligently pursue an infringement suit within a reasonable time (not to exceed six (6) months) after Proteomedix first becomes aware of the basis for such suit, Proteomedix shall grant Labcorp and its Affiliates the right to file suit on its behalf at Labcorp’s sole expense and Proteomedix agrees to cooperate and provide reasonable assistance to Labcorp and its Affiliates in connection with such suit.

a. Suit by Proteomedix. In the event Proteomedix pursues an infringement suit against an alleged infringer in the Field in the Territory, Proteomedix shall do so at its own expense and have the right to any recovery or damages obtained as a result of a suit brough by Proteomedix.

b. Suit by Labcorp. In the event Labcorp pursues an infringement suit as described in this Section, Labcorp and its Affiliates, prior to the suit: (i) shall advise Proteomedix in writing of Labcorp’s proposed course of action; (ii) at Proteomedix request, shall meet with Proteomedix to discuss such proposed course of action; and (iii) shall consider in good faith Proteomedix’s feedback. Labcorp shall keep Proteomedix reasonably informed of the progress of the enforcement action and shall give Proteomedix a reasonable opportunity to offer its views about major decisions affecting the suit or Licensed IP. Labcorp agrees to consider those views in good faith, but shall have the right to control the action; provided, however, that if Labcorp fails to defend in good faith the validity and/or enforceability of the Licensed IP in the action or, upon termination of this Agreement, Proteomedix has the right to take control of the action. Notwithstanding the foregoing and for purposes of clarification, Proteomedix shall have no right to take control of any action under this Section 7.2.b. in the event of a good faith dispute between the parties regarding any course of action to be taken by Labcorp.

Labcorp must obtain Proteomedix’s written consent before offering or accepting any compromise or settlement solely to the extent such compromise or settlement breaches the terms of this Agreement, which such consent shall not be unreasonably withheld or delayed. Labcorp shall have the following rights to any recovery or damages obtained as a result of a suit brought by Labcorp and its Affiliates (whether by settlement, judgment or otherwise): (i) to reimburse itself for all litigation costs and expenses, including reasonable attorneys’ fees, incurred by Labcorp in the prosecution of any such suit; and (ii) if, after such reimbursement, any funds shall remain from said recovery, then such funds shall be treated as Net Sales under this Agreement, and Labcorp shall pay Proteomedix the royalty set forth in Section 3.2 of this Agreement on such funds. Proteomedix agrees that Labcorp may join Proteomedix as a party to any suit described in this Section 7 as necessary for purposes of establishing standing. Proteomedix retains the right to join any suit brought by Labcorp under this section. Prior to Labcorp initiating a pleading, Labcorp shall consult with Proteomedix with respect to Labcorp’s selection of jurisdiction and venue and shall consider in good faith Proteomedix’s comments and suggestions with respect to Labcorp’s selection of jurisdiction and venue.

7.3 Notice of Infringement. Proteomedix shall notify Labcorp immediately if it becomes aware of (i) any infringement in the Field in the Territory by a third party of any patent covered by the Licensed IP during the Term, or (ii) any infringement of any patent of a third party pursuant to the activities contemplated by this Agreement.

8. Representations and Warranties.

8.1 Representations. Proteomedix hereby represents and warrants to Labcorp that:

a. Proteomedix is duly organized and validly existing under the law of the jurisdiction of its incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

b. Proteomedix is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the individual executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;

c. Proteomedix has sufficient rights, power and authority to license the Licensed IP to Labcorp and its Affiliates in the Field in the Territory as specified in this Agreement;

d. The Licensed IP is not subject to any lien, claim, security interest, or encumbrance;

e. This Agreement (including the license granted hereunder) does not contravene or constitute a violation of any applicable laws, rules, regulations or orders, or a default of any agreement, commitment, or instrument to which Proteomedix is bound;

f. To the best of Proteomedix’s knowledge and belief, there is no material unauthorized use, infringement or misappropriation of the Licensed IP in the Territory;

g. To the best of Proteomedix’s knowledge and belief, there is no pending or threatened litigation which alleges that the Licensed IP infringes or was misappropriated, or that by making, selling or otherwise providing Licensed Products or performing, selling, or otherwise commercializing Licensed Services as contemplated by Labcorp or its Affiliates, would infringe or misappropriate, any of the intellectual property rights of any third party, and Proteomedix is not aware of any facts that could give rise to a claim of infringement or misappropriation arising from Labcorp and its Affiliates’ use of the Licensed IP;

h. To the best of Proteomedix’s knowledge and belief, there are no patents or other rights of Proteomedix or any third party that would be infringed by Labcorp’s or its Affiliates’ making, selling or otherwise providing Licensed Products or performing, selling, or otherwise commercializing Licensed Services, and Proteomedix is aware of no patents or any other prior art which would invalidate any of the patents within the Licensed IP;

i. As of the Effective Date, Proteomedix has not granted any licenses, immunities from suit, or covenants-not-to-sue to any third parties with respect to the Licensed IP in the Field in the Territory; and

j. The Licensed IP includes all Intellectual Property associated with Proclarix and that is necessary for Proteomedix to perform, market, offer for sale, sell and otherwise commercialize Proclarix.

8.2 Labcorp Representations. Labcorp hereby represents and warrants to Proteomedix that:

a. Labcorp is duly organized and validly existing under the law of the jurisdiction of its incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

b. Labcorp is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the individual executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action; and

c. This Agreement (including the license granted hereunder) does not contravene or constitute a violation of any applicable laws, rules, regulations or orders, or a default of any agreement, commitment, or instrument to which Labcorp is bound.

9. Confidentiality.

9.1 Restriction on Use and Disclosure. Each party acknowledges that from time to time during the Term of this Agreement it may come into possession of certain Confidential Information of the other party. The party receiving (the “Receiving Party”) such Confidential Information of the other party (the “Disclosing Party”) agrees that, it shall not, directly or indirectly, (i) use any such Confidential Information of the Disclosing Party for any purpose except to perform its obligations arising under this Agreement or exercise its rights granted under this Agreement, or (ii) disclose or otherwise make available to any third party any such Confidential Information of the Disclosing Party except as authorized by such Disclosing Party in advance in writing. Each party may disclose Confidential Information to its and its Affiliates’ directors, officers and employees who have need to know Confidential Information for the purposes of this Agreement and who are bound by confidentiality and nonuse obligations at least as restrictive as those provided herein, and each party will be responsible for ensuring that all its directors, officers, and employees to whom Confidential Information is disclosed will also observe such obligations of confidentiality and non-use as provided herein. The restrictions on use and disclosure of Confidential Information set forth in this Section 9 shall apply during the Term of this Agreement and remain in effect thereafter (1) with respect to Confidential Information that rises to the level of a trade secret under applicable law, for so long as such Confidential Information retains its status as a trade secret, and (2) with respect to Confidential Information that does not rise to the level of a trade secret under applicable law, for a period of five (5) years following the termination of this Agreement.

9.2 Press Releases; Publicity. The parties hereby agree to discuss in good faith the possibility of issuing a mutually agreed upon joint press release as part of this Agreement. The parties intend that such mutually agreed upon joint press release would be issued within a reasonable time following the Effective Date of this Agreement. In the event that Labcorp determines that it does not wish to issue a joint press release with Proteomedix within a reasonable period of time following the Effective Date, Proteomedix shall have the right to release a first press release advertising and publishing the fact that Proteomedix is licensing the Licensed IP to Labcorp on its own; provided, however, (i) Proteomedix agrees that the first press release will not include financial terms, for example under Section 3, of this Agreement, and (ii) Labcorp will have the right to review, comment, and approve of such first press release prior to publication by Proteomedix. Each party acknowledges that the other party has a proprietary interest in its legal and business name and reputation. Therefore, following the first press release under this section, each party agrees that it shall not make reference to or otherwise use the other party’s name nor mention or describe this Agreement or its relationship with the other party in any press release, advertising, marketing and/or promotional materials or other publications or materials without first obtaining the prior written approval of the other party.

9.3 Remedies. Each party acknowledges and agrees that because the violation, breach, or threatened breach of this Section 9 may result in immediate and irreparable injury to the other party, such other party shall be entitled, without limitation of remedy, to seek (i) temporary and permanent injunctive and other equitable relief restraining such breaching party from activities constituting a violation, breach or threatened breach of this Sections 9 to the fullest extent allowed by law, and (ii) all such other remedies available at law or in equity, including without limitation the recovery of damages..

10. Indemnification.

10.1 Indemnification by Proteomedix. Proteomedix agrees to defend, indemnify, and hold Labcorp (including its Affiliates) and its/their directors, officers, employees, agents, sponsors and customers (the “Labcorp Indemnitees”) wholly harmless from and against all damages, losses, liabilities, obligations, judgments, settlements, governmental fines, penalties, costs and expenses, including reasonable attorney fees (collectively, “Losses”) incurred by any of the Labcorp Indemnitees arising from any claim, demand, lawsuit, or other action made or brought against any of the Labcorp Indemnitees by any third party to the extent arising out of or relating to (a) the subject matter of the Side Letter, (b) Proteomedix’s negligence or willful misconduct, or (c) Proteomedix’s breach of this Agreement.

10.2 Indemnification by Labcorp. Labcorp agrees to defend, indemnify, and hold Proteomedix (including its Affiliates) and its/their directors, officers, employees and agents (the “Proteomedix Indemnitees”) wholly harmless from and against all Losses incurred by any of the Proteomedix Indemnitees arising from any claim, demand, lawsuit, or other action made or brought against any of the Proteomedix Indemnitees by any third party to the extent arising out of or relating (a) Labcorp’s negligence or willful misconduct, (b) except to the extent arising from Proteomedix’s indemnification obligations under Section 10.1, the development, testing, use, manufacture, marketing, sale or other disposition of the Licensed IP, Licensed Services or Licensed Products by Labcorp or its Affiliates, or (c) Labcorp’s breach of this Agreement.

10.3 Indemnification Management. Should any claim arise which could reasonably be expected to lead to a claim for indemnification, the party seeking indemnification (the “Indemnified Party”) shall promptly notify, in writing, the other party (the “Indemnifying Party”) of the claim and the facts constituting the basis for such claim and shall promptly provide the Indemnifying Party with such documents and information that are reasonably requested. The Indemnifying Party may, upon written notice to the Indemnified Party, assume control of the defense of any such claim against the Indemnified Party (if no conflict of interest exists), including the settlement or compromise thereof, at its sole cost and expense, using counsel reasonably acceptable to the Indemnified Party; provided, however, that the Indemnified Party, at its sole discretion and expense, shall have the right to participate in the defense and/or settlement of the claim, and provided further, that the Indemnifying Party shall not settle any such claim imposing any liability or other obligation on the Indemnified Party without the Indemnified Party’s prior written consent. The Indemnified Party shall provide reasonable assistance in the defense of such claim upon request, at the cost of the Indemnifying Party.

10.4 Exclusion. The foregoing rights to indemnity shall not apply to the extent that any claim results from the Indemnified Party’s negligence, willful misconduct or breach of this Agreement.

11. Further Assurances. Proteomedix agrees that it will perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the intent and purposes of this Agreement.

12. Assignment and Benefit. Except as expressly set forth in this Agreement, neither this Agreement nor the respective rights and obligations of the parties under this Agreement may be assigned, in whole or in part, by either party to any other Entity without the prior written consent of the other party. Notwithstanding the foregoing, Proteomedix may, upon written notice to Labcorp, assign this Agreement, in whole or in part, in the event of merger, consolidation, acquisition, or sale of all or substantially all of the assets of Proteomedix’s business or assets of Proteomedix’s business to which this Agreement relates; provided, however, that Labcorp shall have the right to terminate this Agreement immediately upon written notice in the event of any assignment of this Agreement to a competitor or a change of control of Proteomedix after which a competitor of Labcorp has control of Proteomedix. The rights, duties, and obligations of the parties under this Agreement shall inure to the benefit and shall be binding upon their respective successors and permitted assigns, however, this Agreement will remain limited to Licensed IP and will not apply to any successor’s intellectual property created prior to the effective date of any such assignment or change of control.

13. Status of Parties. This Agreement creates no relationship of joint venturers, partners, or principal and agent between the parties. Further, neither party shall be authorized to act on behalf of, or otherwise bind the other party.

14. Notices. Any notice contemplated or required or permitted to be given under this Agreement (including without limitation invoices and billing information) shall be sufficient if in writing and prepaid and if (i) delivered personally, (ii) sent by registered or certified mail, return receipt requested, or (iii) sent by express delivery service (such as Federal Express) where the recipient must execute its receipt, to the parties’ respective addresses below, or to such other addresses as either party hereto may hereafter designate in writing.

[Redacted]

15. Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and obligations of the parties.

16. Labcorp Rights in Event of Bankruptcy Rejection. Notwithstanding any other provision of this Agreement to the contrary, in the event that Proteomedix becomes a debtor under the United States Bankruptcy Code (11 U.S.C. §101 et. seq. or any similar law in any other country (the “Bankruptcy Code”)) and rejects this Agreement pursuant to Section 365 of the Bankruptcy Code (a “Bankruptcy Rejection”), (i) the license to the Licensed IP described under this Agreement shall be deemed fully retained by and vested in Labcorp as protected intellectual property rights under Section 365(n)(1)(B) of the Bankruptcy Code and further shall be deemed to exist immediately before the commencement of the bankruptcy case in which Proteomedix is the debtor; and (ii) Labcorp shall have all of the rights afforded to non-debtor licensees under Section 365(n) of the Bankruptcy Code.

17. Miscellaneous. This Agreement may be executed in counterparts in order to provide each party with a fully-executed original hereof. This Agreement may not be changed, modified or amended except by an agreement in writing signed by both parties. The provisions of this Agreement are hereby deemed by the parties to be severable, and the invalidity or unenforceability of any one or more of the provisions of this Agreement shall not affect the validity and enforceability of the remaining provisions thereof. The waiver by any party to this Agreement of any breach or violation of any provisions of this Agreement by any other party hereto shall not operate as a waiver of any other breach. Titles and headings of sections of this Agreement are for convenience and reference only and shall not affect the construction of any provisions of this Agreement. All exhibits attached hereto are hereby incorporated herein by reference. This Agreement reflects the complete understanding of the parties and constitutes their entire agreement regarding its subject matter, superseding all prior verbal or written negotiations, representations, agreements, understandings, and statements regarding the subject matter herein.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective representatives hereunto duly authorized as of the Effective Date.

LABORATORY CORPORATION OF AMERICA HOLDINGS		PROTEOMEDIX AG

By:	/s/ Marcia T. Eisenberg, Ph.D.	By:	/s/ Dr Helge Lubenow
Name:	Marcia T. Eisenberg, Ph.D.	Name:	Dr Helge Lubenow
Title:	CSO and SrVP	Title:	CEO
Date:	03/27/2023	Date:	March 23rd 2023

		By:	/s/ Anna Sumeray
		Name:	Anna Sumeray
		Title:	Board Member
		Date:	March 23rd 2023

EXHIBIT A

PATENT AND TRADEMARK RIGHTS

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